Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES
2008 EXPLORATION AND DEVELOPMENT BUDGET

HOUSTON, TEXAS, January 8, 2008 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced that it plans to spend $250.0 million on its exploration and development activities in 2008. Bois d'Arc's exploration program in 2008 will focus on exploring the Company's extensive acreage position on the Gulf of Mexico shelf.

Bois d'Arc has budgeted $139 million to drill 21 (18.5 net) offshore wells in 2008. The drilling program in 2008 includes 11 (8.75 net) deep shelf wells to test high potential exploration prospects within the shallow Gulf of Mexico waters.  In addition the Company plans to spend $19 million on acquiring seismic data and acreage and estimates that it will spend $92 million on production facilities, recompletions and for abandonment work in 2008.

Bois d'Arc is currently drilling the first well in its 2008 exploration program.  The OCS-G 24977 #1 is being drilled to a proposed depth of 18,500 feet to test its "Chinook" prospect at South Pelto block 21.  The well is currently drilling at 12,520 feet and is expected to reach total depth in February.

"In 2008 we will direct more of our resources to increasing our production rate than we have in previous years," stated Gary W. Blackie, President and Chief Executive Officer of Bois d'Arc.  "We are targeting production growth of 10 to 15% in 2008. Our 2008 drilling program also includes eleven higher potential deep prospects that expose the Company to significant reserve growth if they are successful."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".